                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 SYNETIC, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 SYNETIC, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[SYNETIC LOGO]

                                 SYNETIC, INC.
                                669 RIVER DRIVE
                      ELMWOOD PARK, NEW JERSEY  07407-1361

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 20, 1996


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Synetic, Inc. (the "Company") will be held at 9:30 A.M., local time, on Wednesday, November 20, 1996, at the St. Regis Hotel, Two East 55th Street, Versailles Room, New York, New York 10022, for the following purposes:

      1. To elect four members to the Company's Board of Directors.

      2. To consider and act upon a proposal to ratify and approve an amendment to the Company's 1989 Class A Stock Option Plan to increase the maximum number of shares of the Company's Common Stock subject to options from 1,000,000 to 1,200,000.

      3. To consider and act upon a proposal to ratify and approve an amendment to the Company's 1989 Class B Stock Option Plan to increase the maximum number of shares of the Company's Common Stock subject to options from 1,400,000 to 1,600,000.

      4. To consider and act upon a proposal to ratify and approve an amendment to the Company's 1991 Director Stock Option Plan to increase the maximum number of shares of the Company's Common Stock subject to options from 500,000 to 750,000.

      5. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending June 30, 1997.

      6. To consider and transact such other business as may properly be brought before the Meeting or any adjournment thereof.

      Only stockholders of record at the close of business on October 7, 1996 will be entitled to vote at the Meeting. The stock transfer books will not be closed.


                                              By Order of the Board of Directors

                                              Charles A. Mele
                                              Secretary

Elmwood Park, New Jersey
October 14, 1996

                          ____________________________

  A proxy card and the Annual Report of the Company for the fiscal year ended
                          June 30, 1996 are enclosed.

                             YOUR VOTE IS IMPORTANT

      To ensure that your interests will be represented at the Meeting, whether or not you plan to attend the Meeting, please complete, date, sign, and mail your proxy promptly in the enclosed postage-paid envelope. Stockholders who attend the Meeting in person may revoke their proxies and vote in person if they desire.

                                 SYNETIC, INC.
                                669 RIVER DRIVE
                      ELMWOOD PARK, NEW JERSEY  07407-1361

                                ---------------

                                PROXY STATEMENT

                                ---------------

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 20, 1996

                                ---------------


      This Proxy Statement and the enclosed form of proxy are furnished to stockholders of Synetic, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of outstanding shares of its common stock, par value $.01 per share ("Common Stock") for use at the Annual Meeting of Stockholders (the "Meeting"), to be held on Wednesday, November 20, 1996 and at any adjournment or postponement thereof. The approximate date on which this Proxy Statement and the related form of proxy are first being sent to stockholders is October 15, 1996.

      If the enclosed proxy is properly signed and returned, and if the stockholder specifies a choice on the proxy, the shares of Common Stock represented by the proxy will be voted (or withheld from voting) in accordance with the stockholder's choice. If the proxy is signed and returned but no specification is made, the proxy will be voted FOR the election of each of the nominees for director listed below (allocating that stockholder's votes evenly among these four nominees), FOR the proposal to increase the number of shares of Common Stock authorized to be issued under the 1989 Class A Stock Option Plan (the "Class A Plan"), FOR the proposal to increase the number of shares of Common Stock authorized to be issued under the 1989 Class B Stock Option Plan (the "Class B Plan"), FOR the proposal to increase the number of shares of Common Stock authorized to be issued under the 1991 Director Stock Option Plan (the "Director Plan"; and, collectively with the Class A Plan and the Class B Plan, the "Plans") and FOR the proposal to ratify the appointment of independent auditors.

      The Board of Directors of the Company knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Meeting, the proxy holders will vote the proxies in accordance with their judgment.

      Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing with the Secretary of the Company at its address set forth above, a notice of revocation or a duly executed proxy bearing a later date. Any proxy may also be revoked by the stockholder's attendance at the Meeting and voting in person. A notice of revocation need not be on any specific form.

      This solicitation is being made on behalf of the Board of Directors of the Company and its cost (including preparing and mailing of the notice, this Proxy Statement and the form of proxy) will be paid by the Company. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy material to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the Meeting, officers and regular employees of the Company may solicit the return of proxies by mail, telephone, telegram, telex and personal interview. No compensation in addition to regular salary and benefits will be paid to any officer or regular employee for such solicitation. In addition, the Company has retained Georgeson & Company to assist in the solicitation of proxies from beneficial owners of shares held of record by brokerage houses, banks and other custodians, nominees or fiduciaries, at a cost not to exceed $5,000 plus reasonable out-of-pocket expenses.

                     RECORD DATE AND VOTING AT THE MEETING

      The Board of Directors has fixed the close of business on October 7, 1996 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Meeting. At that date, there were outstanding 16,830,023 shares of Common Stock, the holders of which will be entitled to one vote per share on each matter submitted to the Meeting, except for the election of the four nominees to serve three-year terms as directors expiring at the 1999 Annual Meeting of Stockholders, with respect to which the Company's Certificate of Incorporation provides for cumulative voting. See "Proposal One: Election of Directors." No other voting securities of the Company are outstanding.

      The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote constitutes a quorum for the transaction of business at the Meeting. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

      Under the Company's By-laws, the four nominees receiving the greatest number of votes cast shall be elected directors of the Company. Only votes cast FOR a nominee will be counted, except that if a stockholder who signs and returns a proxy fails to designate an allocation of votes or to withhold authority to vote, the persons acting under the proxy will allocate that stockholder's votes evenly among Messrs. Ferguson, Goldstein, Suthern and Wygod. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote is required to ratify and approve the proposals to increase the number of shares of Common Stock authorized to be issued under the Class A Plan ("Proposal Two"), the Class B Plan ("Proposal Three") and the Director Plan ("Proposal Four"; and, collectively with Proposal Two and Proposal Three, the "Plan Proposals"). Abstentions with respect to each Plan Proposal will be treated as shares that are present or represented at the Meeting and entitled to vote, but will not be counted as a vote in favor of such Plan Proposal. Accordingly, an abstention from voting on a Plan Proposal will have the same legal effect as a vote against such Plan Proposal. Broker non-votes with respect to a Plan Proposal will not be considered as present or represented at the Meeting and entitled to vote with respect to such Plan Proposal and, thus, will have no impact on the outcome of the vote with respect to such Plan Proposal. The affirmative vote of the holders of a majority of the votes cast at the Meeting with respect to Proposal Five is required to ratify the appointment of Arthur Andersen LLP as independent auditors ("Proposal Five"). Abstentions and broker non-votes with respect to Proposal Five will not be considered as votes cast and, accordingly, will have no effect on the outcome of the vote with respect to Proposal Five.

      As more fully described below under "Certain Relationships and Related Transactions--Investment Agreement," pursuant to an Investment Agreement between Mr. Martin J. Wygod, Chairman of the Board of the Company, and the Company, dated as of September 13, 1994 (the "Investment Agreement"), until the earlier of December 14, 1998, the death or adjudication of incompetency of Mr. Wygod or a Change of Control (as defined in the Investment Agreement) of the Company, Mr. Wygod and SN Investors, L.P. ("SN Investors"), a limited partnership the general partner of which is SYNC, Inc. (the "General Partner"), whose sole stockholder is Mr. Wygod, are required to vote the 5,061,857 shares purchased from Merck & Co., Inc. ("Merck") by SN Investors (the "Wygod Shares"), or cause the Wygod Shares to be voted (a) with respect to election of directors, for the nominees who would have been elected based on the vote of all shares of Common Stock other than the Wygod Shares in proportion to the votes that such nominees received, and (b) on all other matters to come before the stockholders of the Company, in the same manner as a majority of the shares of Common Stock (other than the Wygod Shares) are voted.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information as of October 1, 1996 (except as otherwise indicated) concerning the beneficial ownership of the Company's Common Stock by each person known by the Company to own more than 5% of its Common Stock.

                                             AMOUNT
       NAME AND ADDRESS OF               AND NATURE OF          PERCENT
         BENEFICIAL OWNER             BENEFICIAL OWNERSHIP    OF CLASS(1)
----------------------------------  ------------------------  -----------

Martin J. Wygod...................           5,452,818(2)(3)        32.0%
River Edge Farm
P.O. Box 1949
Buellton, California  93427

SN Investors, L.P.................             5,061,857(2)         30.1%
P.O. Box 616
Fair Lawn, New Jersey  07410

The Prudential Insurance Company..             1,375,542(4)          8.2%
 of America
Prudential Plaza
Newark, New Jersey  07102

FMR Corp..........................             1,157,582(5)          6.9%
82 Devonshire Street
Boston, Massachusetts  02107

---------
(1) The number of shares of Common Stock deemed outstanding include: (i) 16,830,023 shares of Common Stock outstanding as of October 1, 1996 and (ii) the number of shares, if any, of Common Stock which the respective persons named in the above table have the right to acquire presently or within 60 days of October 1, 1996 upon exercise of stock options.

(2) SN Investors, the general partner of which is controlled by Mr. Wygod, is the record and beneficial owner of 5,061,857 shares of Common Stock. Mr. Wygod is an indirect beneficial owner of such shares and they are included in the total of 5,452,818 shares listed as beneficially owned by Mr. Wygod. See "Certain Relationships and Related Transactions--Purchase and Sale Agreement; Divestiture" and "--Investment Agreement" for additional information regarding SN Investors.

(3) Includes 2,000 shares of Common Stock beneficially owned by Mr. Wygod's spouse, as to which shares Mr. Wygod disclaims beneficial ownership. Does not include 3,500 shares of Common Stock owned by Medco Containment Services Foundation, Inc., a charitable foundation of which Messrs. Manning, Suthern and Wygod are trustees and share voting and dispositive power.

(4) The information shown is as of December 31, 1995 and is based upon information disclosed by The Prudential in its Schedule 13G filed with the Securities and Exchange Commission (the "Commission"). The Prudential reported in its Schedule 13G that it has shared voting and dispositive power over such shares.

(5) The information shown is as of December 31, 1995 and is based upon information disclosed by FMR Corp., Fidelity Management and Research Company, Fidelity Asset Manager Fund and Edward C. Johnson, 3d, the controlling stockholder of FMR Corp., in a Schedule 13G filed with the Commission. Such persons reported that FMR Corp. is the parent holding company of Fidelity Management and Research Company, and that Edward C. Johnson, 3d, FMR Corp., through its control of Fidelity Management and Research Company, and the Funds each has sole power to dispose of such shares. Sole power to vote the shares resides in the Fund's Board of Trustees.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information, as of October 1, 1996, concerning the ownership of Common Stock by each of the directors, each of the Named Executive Officers, and by all directors and executive officers of the Company as a group.


                                      AMOUNT AND
                                 NATURE OF BENEFICIAL     PERCENT OF
NAME OF BENEFICIAL OWNER           OWNERSHIP(1)(2)         CLASS(3)
-----------------------------  ------------------------  -------------

Thomas R. Ferguson...........               100,450             *
Mervyn L. Goldstein..........               103,050(4)          *
Ray E. Hannah................               137,374             *
Roger H. Licht...............                75,000             *
Per G.H. Lofberg.............                89,352             *
James V. Manning.............               231,407(5)          1.36%
Victor L. Marrero............                36,875             *
Charles A. Mele..............                72,505             *
Herman Sarkowsky.............               208,725(6)          1.23%
Paul C. Suthern..............               164,000(5)          *
Albert M. Weis...............               147,002(7)          *
Martin J. Wygod..............             5,452,818(5)(8)      32.02%
All directors and executive
 officers
 as a group (12 persons).....             6,818,558            37.73%

----------
*  Less than one percent.

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, unless otherwise indicated in the following footnotes.
(2) Includes the following number of shares of Common Stock which the following persons have the right to acquire presently or within 60 days of October 1, 1996 upon exercise of stock options: Mr. Ferguson, 96,000; Dr. Goldstein, 91,000; Mr. Hannah, 64,000; Mr. Licht, 73,000; Mr. Lofberg, 62,000; Mr.
    Manning, 195,000; Mr. Marrero, 35,000; Mr. Mele, 70,000; Mr. Sarkowsky, 96,000; Mr. Suthern, 162,000; Mr. Weis, 96,000; Mr. Wygod, 202,000; and all
    directors and executive officers as a group, 1,242,000. Includes 1,374 shares of Common Stock allocated to the account of Mr. Hannah, 50 shares of Common Stock allocated to the account of Mr. Marrero and 55 shares of Common Stock allocated to the account of Mr. Mele under the Porex Technologies Corp. 401(k) Savings Plan as of June 30, 1996.
(3) The number of shares of Common Stock deemed outstanding include: (i) 16,830,023 shares of Common Stock outstanding as of October 1, 1996 and (ii) the number of shares of Common Stock which the respective persons named in the above table have the right to acquire presently or within 60 days of October 1, 1996 upon exercise of stock options.
(4) Includes 200 shares of Common Stock owned by Dr. Goldstein's spouse, as to which Dr. Goldstein disclaims beneficial ownership.
(5) Does not include 3,500 shares of Common Stock owned by Medco Containment Services Foundation, Inc., a charitable foundation of which Messrs. Manning, Suthern and Wygod are trustees and share voting and dispositive power.
(6) Includes 23,706 shares of Common Stock owned by a charitable foundation of which Mr. Sarkowsky is a director.
(7) Includes 6,450 shares of Common Stock owned by a corporation of which Mr. Weis is the sole stockholder, sole director and president.
(8) Includes 2,000 shares of Common Stock beneficially owned by Mr. Wygod's spouse, as to which shares Mr. Wygod disclaims beneficial ownership. See also "Footnote 2 to Principal Stockholders Table".

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

  The holders of Common Stock are being asked to elect four members to the Company's Board of Directors. The four members who are so elected and the remaining seven directors whose terms continue after the Meeting will be directors of the Company.

  During the fiscal year ended June 30, 1996, the Board of Directors of the Company had four standing committees: an Audit Committee, a Stock Option Committee (the "Stock Option Committee"), a Compensation Committee and an Executive Committee. The Audit Committee is responsible for reviewing the internal accounting controls and procedures of the Company with management and the independent auditors, accounting principles, related party transactions and the scope of the annual audit of the Company. The Stock Option Committee administers the Company's stock option plans. The Board of Directors has delegated to the Executive Committee the power to exercise, to the fullest extent permitted by law, the powers of the entire Board of Directors. The Compensation Committee is responsible for reviewing and approving compensation levels for the Company's executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices of the Company. The Board has no nominating committee. The entire Board of Directors performs those functions often performed by a nominating committee.

  During the fiscal year ended June 30, 1996, the Board of Directors of the Company held four meetings and also took certain actions by written consent.
The Stock Option Committee held no formal meetings during such period, but took certain actions by written consent. The Audit Committee held two meetings. The Executive Committee held no formal meetings during such period but took certain actions by written consent. Except for Mr. Lofberg, each director attended more than 75% of the Board meetings and the meetings of Board committees on which he served.

  Pursuant to the terms of the Company's Certificate of Incorporation, the Board of Directors is divided into three classes with staggered three-year terms, and not more than one class of directors is elected at any annual meeting of stockholders. Under the Company's By-laws, the nominees receiving the greatest number of votes cast shall be elected directors of the Company.

  Messrs. Ferguson, Goldstein, Suthern and Wygod are the nominees, selected by the Board, for election to serve three-year terms expiring at the 1999 Annual Meeting of Stockholders. Pursuant to the Company's Certificate of Incorporation, cumulative voting is applicable to the election of these nominees. Cumulative voting means that each stockholder entitled to vote may cast votes equal to the number of shares of Common Stock eligible to be voted by that stockholder multiplied by the number of directors to be elected. A stockholder may cast all of his, her or its votes for a single nominee or may allocate them among nominees. For example, a holder of 100 shares may cast 400 votes for a single nominee, allocate 100 votes to each of the four nominees or allocate 400 votes in any other manner. If a stockholder who signs and returns a proxy fails to designate an allocation of votes or to withhold authority to vote, the persons acting under the proxy will allocate that stockholder's votes evenly among the four nominees.

  If for any reason any nominee for director should become unavailable for election, the proxies may be voted for the election of a substitute designated by management, unless a contrary instruction is given on the proxy. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed an intention to serve the entire term for which election is sought.

  Certain information as of October 1, 1996 concerning the directors and nominees and concerning the officers of the Company is set forth below:

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
           FOR A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING:


           Name                       Age        Director Since
---------------------------           ---        --------------

Thomas R. Ferguson(A)(B)(C)(D)         69             1989

Mervyn L. Goldstein, M.D.              59             1989

Paul C. Suthern                        44             1993

Martin J. Wygod                        56             1989


            DIRECTORS WHOSE TERM EXPIRES AT THE 1998 ANNUAL MEETING:

            Name                      Age        Director Since
----------------------------          ---        --------------

James V. Manning(D)                    49             1989

Charles A. Mele                        40             1989

Albert M. Weis(A)(B)(C)(D)             69             1989


            DIRECTORS WHOSE TERM EXPIRES AT THE 1997 ANNUAL MEETING:


           Name                       Age        Director Since
---------------------------           ---        --------------

Ray E. Hannah                          60             1989

Roger H. Licht                         42             1989

Per G.H. Lofberg                       49             1995

Herman Sarkowsky(A)(B)(C)              71             1989

----------
(A) Member of the Audit Committee.

(B) Member of the Stock Option Committee.

(C) Member of the Compensation Committee.

(D) Member of the Executive Committee.

                              --------------------

  Mr. Ferguson has been a member of the law firm of Ferguson, Case, Orr, Paterson & Cunningham for more than five years.

  Dr. Goldstein has been a physician in private practice, Associate Clinical Professor of Medicine at the Albert Einstein College of Medicine in New York City and Attending Physician in Medicine and Oncology at Montefiore Medical Center in New York City for more than five years. Since 1991, he has been Physician Director of Quality Assurance at Montefiore Medical Center.

  Mr. Hannah has been President of Porex Technologies Corp., a wholly owned subsidiary of the Company ("Porex"), since September 1987 and its Chief Executive Officer since November 1992. Mr Hannah was the Chief Operating Officer of Porex from November 1984 to November 1992.

  Mr. Licht has been a member of the law firm of Licht & Licht for more than five years.

  Mr. Lofberg has been President of the Merck-Medco Managed Care Division of Merck since November 1993. Prior to that, Mr. Lofberg was Senior Executive Vice President--Strategic Planning and Sales and Marketing of Medco Containment Services, Inc. ("Medco") for more than five years.

  Mr. Manning has been Chief Executive Officer of the Company since January 1995 and President of the Company since August 1996 and has been an executive officer of the Company for more than five years and was, until December 1994, an executive officer of Medco for more than five years. He has also been Chairman of the Board of COMNET Corporation ("Comnet"), a computer software company, since 1993.

  Mr. Mele has been Vice President--General Counsel of the Company since July 1995 and was an executive officer of the Company from May 1989 until December 1994 and was an executive officer of Medco for more than five years until March 1995. Mr. Mele is also a director of Comnet and Group 1 Software, Inc., computer software companies.

  Mr. Sarkowsky has been Chairman of the Board and Chief Executive Officer of Sarkowsky Investment Corporation, a diversified investment company, for more than five years. Since May 1992, he has been a director of Seafirst Bank. Mr. Sarkowsky is also a director of Eagle Hardware & Garden, Inc. and Hollywood Park, Inc.

  Mr. Suthern has been Vice Chairman of the Company since July 1996 and was the President and Chief Operating Officer of the Company from February 1993 until July 1996 and was also the Chief Executive Officer from October 1993 until January 1995. Mr. Suthern was also President and Chief Operating Officer of Medco from November 1992 through December 1994 and Assistant to Medco's Chairman from December 1991 to November 1992. Prior thereto he was Executive Vice President--Operations of Medco for more than five years.

  Mr. Weis has been President of A.M. Weis & Co., Inc., a commodities trading corporation, for more than five years. Mr. Weis is a member of the Board of the Commodities Clearing Corporation.

  Mr. Wygod has been Chairman of the Board of the Company since May 1989. From May 1989 to February 1993, Mr. Wygod also served as the Company's President and Chief Executive Officer and until May 1994 was an executive officer of the Company. Until May 1994, Mr. Wygod was Chairman of the Board of Medco for more than five years, and until January 1993, he also served as Chief Executive Officer of Medco. He is also engaged in the business of racing, boarding and breeding thoroughbred horses and is President of River Edge Farm, Inc., which is engaged in the business of breeding and boarding thoroughbred horses.

  No family relationship exists among any of the directors or executive officers except that Martin J. Wygod, Chairman of the Board of the Company, and Paul C. Suthern are brothers-in-law. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was selected as a director or executive officer of the Company. All executive officers are elected annually by the Board of Directors and serve at the discretion of the Board.

  Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Common Stock are required to report their respective holdings of the Common Stock and any changes in such holdings to the Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by such due dates during the fiscal year ended June 30, 1996. To the best knowledge of the Company, these filing requirements were timely satisfied by its directors, officers and ten percent holders during the fiscal year ended June 30, 1996. In making these statements, the Company has relied upon written representations of its directors, officers and ten percent holders and copies of the reports that have been filed with the Commission.


                             DIRECTOR COMPENSATION

  Those directors who are not officers or employees of the Company received no cash compensation for serving as directors for the fiscal year ended June 30, 1996. The Director Plan provides that on the first business day of each fiscal year of the Company, each director who is not an officer or employee of the Company then in office will automatically be granted an option to purchase 10,000 shares of Common Stock. In addition, each director who is not an officer or employee of the Company automatically receives an option to purchase 10,000 shares of Common Stock at the time such director is first elected to the Board. The Director Plan is administered by the Board of Directors or any executive officer or officers designated by the Board. Non-employee directors have also in the past received options to purchase Common Stock under the Class A Plan, and the Company from time to time has granted options to purchase Common Stock to certain of such directors outside the Company's stock option plans on terms similar to those contained in the Class A Plan. See also "Proposal Two:
Amendment to Class A Plan," "Proposal Three: Amendment to Class B Plan," and "Proposal Four: Amendment to Director Plan".


                             EXECUTIVE COMPENSATION

  Prior to the consummation of the purchase of shares of Common Stock from Merck by the Company and SN Investors (the "Purchase") on December 14, 1994, the Company bore a proportionate share of the cost or expense in respect of Medco compensation, benefits and travel and entertainment expenses of certain officers of the Company who were also employees of Medco or its subsidiaries other than the Company. During the period from July 1, 1994 through December 14, 1994, the executive officers of the Company, other than Ray E. Hannah, Vice President-- Technologies Group of the Company, did not receive any cash compensation for services to the Company or its subsidiaries. In the case of Mr. Hannah, all amounts shown below were paid by the Company. Following the consummation of the Purchase, the other executive officers of the Company became salaried employees of the Company and began to participate in the employee benefit plans and arrangements of the Company.

  Mr. Suthern was the Chief Executive Officer of the Company from October 1993 until January 1995 and President from January 1995 until July 1996. Mr. Manning has been the Chief Executive Officer of the Company since January 1995 and President since August 1996. The following table presents information concerning compensation paid for services to the Company during the last three fiscal years to Mr. Manning, Mr. Suthern, Mr. Hannah, Mr. Marrero and Mr. Mele (the "Named Executive Officers"):


                                    SUMMARY COMPENSATION TABLE
                                    --------------------------

                                                                         LONG TERM
                                            ANNUAL COMPENSATION         COMPENSATION
                                      -------------------------------   ------------
                                                                OTHER    SECURITIES
                                                                ANNUAL   UNDERLYING      ALL OTHER
                                                               COMPEN-    OPTIONS/        COMPEN-
 NAME AND PRINCIPAL POSITION   YEAR    SALARY ($)    BONUS ($) SATION ($) SARS (#)        SATION ($)
-----------------------------  -----  ------------   --------  --------- ----------     ------------
James V. Manning.............  1996    100,000          --        --           --             --
President (since               1995     50,000(1)       --        --      150,000             --
 August 1996) and              1994          0(1)       --        --           --        112,640(2)
 Chief Executive
 Officer (since
 January 1995);
 Senior Executive Vice
 President--Finance
 and Administration
 (through January
 1995)

Paul C. Suthern..............  1996    160,000          --        --           --             --
 President and Chief           1995     80,000(3)       --        --      180,000             --
 Operating Officer             1994          0(3)       --        --           --             --
 (through July 1996);
 Chief Executive
 Officer (from
 October 1993 to
 January 1995)

Ray E. Hannah................  1996    160,000      74,140        --           --          3,239(4)
 Vice President                1995    160,000          --        --           --          4,146(4)
  --Technologies Group         1994    160,000      60,000        --           --          2,438(4)

Victor L. Marrero............  1996    150,000          --    12,000           --          1,419(5)
 Vice President and            1995     75,000          --     6,000      125,000             --
 Chief Financial Officer

Charles A. Mele..............  1996    150,000     12,460    12,000           --          1,540(6)
 Vice President and
 General Counsel

----------------------
(1) For the fiscal year ended June 30, 1994, Mr. Manning was paid a salary of $405,000 by Medco, none of which was attributed to services rendered to the Company. During the period beginning on July 1, 1994 and ending on December 14, 1994, the date of consummation of the Purchase, Mr. Manning was paid a salary of $186,923 by Medco, none of which was attributed to services rendered to the Company. During the period beginning on December 15, 1994 and ending on June 30, 1995, Mr. Manning was paid a salary of $50,000 by the Company. Effective August 1, 1996, Mr. Manning assumed the responsibilities of acting President of the Company.

(2) Reflects fees paid to Mr. Manning pursuant to an agreement with the Company that is no longer in effect. Under such Agreement, Mr. Manning agreed to seek to identify possible acquisitions or business combinations for the Company and to provide related services. Mr. Manning was entitled to receive a fee for any such transaction presented to the Company during the period ending May 19, 1994 and entered into by the Company, based on the pretax income attributable to any such transaction during the two fiscal years immediately following the consummation of any such transaction. The entire fee became payable in full upon consummation of the Merck/Medco Merger.

(3) For the fiscal year ended June 30, 1994, Mr. Suthern was paid a salary of $400,000 by Medco, none of which was attributed to services rendered to the Company. During the period beginning on July 1, 1994 and ending on December 14, 1994, the date of consummation of the Purchase, Mr. Suthern was paid a salary of $184,615 by Medco, none of which was attributed to services rendered to the Company. During the period beginning on December 15, 1994 and ending on June 30, 1995, Mr. Suthern was paid a salary of $80,000 by the Company. Effective August 1, 1996, Mr. Suthern stepped down as President of the Company and assumed the position of Vice Chairman of its Board of Directors.

(4) Includes Company matching contributions to the Porex 401(k) plan and life insurance premiums paid on behalf of Mr. Hannah of $1,088 and $1,350, respectively, in the fiscal year ended June 30, 1994 and $2,043 and $2,103, respectively, in the fiscal year ended June 30, 1995 and $1,878 and $1,361, respectively, in the fiscal year ended June 30, 1996.

(5) Comprised of $1,419 of Company matching contributions to the Porex 401(k) Plan.

(6) Comprised of $1,540 of Company matching contributions to the Porex 401(k) Plan.

                              --------------------


  During the fiscal year ended June 30, 1996, no options to purchase Common Stock were granted to the Named Executive Officers.

  No options to purchase Common Stock were exercised by the Named Executive Officers during the fiscal year ended June 30, 1996. Mr. Marrero realized income of $950,549 from the exercise of options to purchase common stock of Merck granted prior to the closing of the Purchase, but which continued to vest and remain exercisable thereafter as a result of Mr. Marrero's employment by the Company. See "Certain Relationships and Related Transactions--Purchase and Sale Agreement; Divestiture."

  The following table presents information concerning the fiscal year-end value of options to purchase Common Stock held by the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES


                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                     UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/
                     OPTIONS/SARS AT FY-END (#)   SARS AT FY-END ($)(1)
                     --------------------------   ---------------------
       NAME          EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
-------------------  ----------- -------------  ----------- -------------
James V. Manning...     195,000     120,000       5,678,750    3,240,000

Paul C. Suthern....     162,000     144,000       3,022,500    3,888,000

Ray E. Hannah......      64,000           0       1,754,500            0

Victor L. Marrero..      35,000     100,000         992,500    2,700,000

Charles A. Mele....      70,000           0       1,945,500            0

-------------------

(1) Based upon the fiscal year-end closing price of the Common Stock of $37.00.


                     PLANS AND ARRANGEMENTS OF THE COMPANY

PENSION PLAN

  Employees of the Company and certain of its subsidiaries who satisfy certain age and service requirements are eligible to participate in the Pension Plan for Employees of Porex Technologies Corp. (the "Pension Plan"), a defined benefit plan. The Company bears the entire cost of the Pension Plan. The Company's contributions to the Pension Plan are computed on an actuarial basis in order to fund the defined retirement benefits.

  Normal retirement benefits are payable monthly for life to a participant upon retirement at his or her retirement date (i.e., age 65), and are equal to 1/12 of the sum of (a) 0.6% of the participant's average annual compensation for the five consecutive calendar years that the participant's compensation was the highest during the ten consecutive years of service immediately preceding retirement ("Final Average Compensation"), multiplied by the participant's credited years of service up to a maximum of 35 years, and (b) 0.6% of the participant's Final Average Compensation in excess of the average annual Social Security taxable wage base for the 35-year period ending with the year the participant would reach normal retirement age, multiplied by the participant's credited years of service up to a maximum of 35 years. A participant becomes 100% vested in his or her accrued retirement benefit after completion of five years of service or upon attainment of normal retirement at age 65. Retirement benefits are not subject to any deduction for Social Security or other offset amounts.

  Under a defined benefit plan such as the Pension Plan, contributions allocable to individual participants cannot be readily and accurately calculated. The table below shows estimated annual retirement benefits for executives at specified levels of remuneration and years of service. The estimates assume that benefits commence at age 65 under a straight life annuity form. The table discloses the benefits that an individual would receive at age 65 if he participated in the Pension Plan for 15, 20, 25, 30 and 35 years.


                              PENSION PLAN TABLE

                                Years of Service
                ----------------------------------------
 Remuneration       15      20      25      30      35
--------------      --      --      --      --      --
   100,000        15,518  20,691  25,864  31,036  36,209

   115,000        18,218  24,291  30,364  36,436  42,509

   125,000        20,018  26,691  33,364  40,036  46,709

   150,000        24,518  32,691  40,864  49,036  57,209
   or more

 Ray E. Hannah, the only Named Executive Officer participating in the Pension Plan, had accrued 28 credited years of service under the Pension Plan and had annual remuneration covered by the Pension Plan of $160,000 as of January 1, 1996. Sections 401(a)(17) and 415 of the Internal Revenue Code limit the amount of compensation that may be considered in computing benefits under a qualified retirement plan. For 1995 and 1996, the maximum amount of compensation allowed for use in calculating an individual's pension benefits under the Retirement Plan was $150,000.

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN
                 AMONG SYNETIC, INC., NASDAQ US COMPOSITE INDEX
                             AND COMPOSITE INDEXES

    The following graphs compare the cumulative total shareholder return on the Company's Common Stock for the period beginning June 30, 1991 and ending June 30, 1996 with: (a) in the case of Graph A, the cumulative total shareholder return of the NASDAQ US Composite stock index and the Dow Jones Containers & Packaging index and (b) in the case of Graph B, the cumulative total shareholder return of the NASDAQ US Composite stock index and a composite index consisting of the Dow Jones Containers & Packaging index and the Dow Jones Retailers and Wholesalers Drug-Based index, weighted according to the distribution of the Company's revenues in each time period between its plastics business and its institutional pharmacy business. The comparison assumes the investment of $100 on June 30, 1991 in Company Common Stock and in each index and that dividends were reinvested on the ex-dividend date. The Company is not included in the composite indexes.


                             [GRAPH A APPEARS HERE]

                         CUMULATIVE TOTAL RETURN
          Based on reinvestment of $100 beginning June 30, 1991

     Measurement period                                      Dow Jones Container
   (Fiscal year Covered)  Synetic Inc.  NASDAQ US Composite   & Packaging Index
   ---------------------  ------------  -------------------  -------------------
Measurement PT -
06/30/90                     $  100             $  100               $  100

FYE 06/30/92                 $  136             $  120               $  116

FYE 06/30/93                 $   96             $  151               $  111

FYE 06/30/94                 $  104             $  153               $  113

FYE 06/30/95                 $  185             $  204               $  142

FYE 06/30/96                 $  279             $  261               $  141

                             [GRAPH B APPEARS HERE]

                            CUMULATIVE TOTAL RETURN
             Based on reinvestment of $100 beginning June 30, 1991

   Measurement period
  (Fiscal year Covered) Synetic Inc.  NASDAQ US Composite  Composite Index
  --------------------- ------------  -------------------  ---------------
Measurement PT -
06/30/91                    $  100           $  100             $  100

FYE 06/30/92                $  136           $  120             $  114

FYE 06/30/93                $   96           $  151             $  123

FYE 06/30/94                $  104           $  153             $  141

FYE 06/30/95                $  185           $  204             $  192

FYE 06/30/96                $  279           $  261             $  192

                        REPORT ON EXECUTIVE COMPENSATION

    Ray Hannah, Vice President--Technologies Group, was the only executive officer of the Company who received compensation from the Company or participated in the employee benefit plans and arrangements of the Company from July 1, 1994 until the consummation of the Purchase on December 14, 1994. During such period, each other executive officer of the Company received compensation pursuant to arrangements with Medco and participated in Medco's employee benefit plans and arrangements. Following the consummation of the Purchase, the other executive officers of the Company became salaried employees of the Company and began to participate in the employee benefit plans and arrangements of the Company.

  On April 5, 1995, the Board of Directors established the Compensation Committee, composed of three outside directors. The current members of the Compensation Committee are Messrs. Ferguson, Sarkowsky and Weis. The Compensation Committee is responsible for reviewing and approving compensation levels for the Company's executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices of the Company.

 The Company's compensation policies are intended to provide compensation opportunities that will help attract, motivate and retain highly qualified managers and executives and link their total compensation to increases in shareholder value. Mr. Hannah's compensation consists of base salary, annual incentive compensation and stock option grants. Mr. Hannah's incentive compensation is based primarily upon the operating results of Porex and the achievement of certain financial criteria established and communicated at the beginning of the fiscal year. The compensation of the other executive officers of the Company currently consists of base salary and stock option grants. Stock options are generally exercisable in annual installments over 5 years, reflecting the objective of the Board to retain executives and to insure the linkage of executive compensation to increases in shareholder value through stock appreciation. The Compensation Committee intends to continue to use stock options as the key component of executive compensation in order to provide long-term incentives that are aligned to the interests of the stockholders of the Company. No specific formula is used to determine stock option grants to any particular person (including executive officers), but grants are generally based upon factors such as the optionee's contribution toward Company performance and expected contribution toward meeting long-term strategic goals of the Company.

 For tax years beginning on or after January 1, 1994, Section 162(m) of the Internal Revenue Code (the "Code") limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to certain executive officers. The Company has not yet established a policy with regard to
Section 162(m) of the Code. The Board of Directors does not anticipate that the compensation from Synetic to any executive officer during fiscal year 1996 will exceed the limits on deductibility for such period. The Compensation Committee will review the need to adopt a policy regarding Section 162(m) with respect to later periods.


                                      Thomas R. Ferguson
                                      Herman Sarkowsky
                                      Albert M. Weis

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Messrs. Ferguson, Sarkowsky and Weis, none of whom is a former or current officer or employee of the Company, served as the members of the Stock Option Committee and the Compensation Committee during the fiscal year ended June 30, 1996. To the Company's knowledge, there were no relationships involving members of the Stock Option Committee and the Compensation Committee requiring Proxy Statement disclosure under the above caption.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    PURCHASE AND SALE AGREEMENT; DIVESTITURE. On December 14, 1994, pursuant to the Purchase and Sale Agreement dated as of May 24, 1994 between the Company and Merck (the "Purchase and Sale Agreement"), the Company purchased 5,268,463 shares of the Company's Common Stock from Merck for an aggregate purchase price of $36,575,078 (or approximately $6.94 per share). At the time of the purchase by the Company, SN Investors purchased 5,061,857 shares of the Company's Common Stock (the "Wygod Shares" and, collectively with the shares purchased by the Company, the "Shares") from Merck for an aggregate purchase price of $35,140,764 (or approximately $6.94 per share). The purchase prices for the Shares stated above reflect a final purchase price adjustment, pursuant to the terms of the Purchase and Sale Agreement, in the amount of $2,331,256 that was paid to Merck on July 31, 1996, $1,142,315 of which is payable by SN Investors. The purchase by SN Investors was made pursuant to an assignment by the Company to Mr. Wygod of the right to purchase the Wygod Shares pursuant to the Investment Agreement. Mr. Wygod, as permitted under the Investment Agreement, further assigned to SN Investors his right to purchase the Wygod Shares. The Investment Agreement governs the terms and conditions under which the Wygod Shares will be held by Mr. Wygod and his permitted assignees and transferees. See "--Investment Agreement."

     Also on December 14, 1994, the Company consummated the sale (the "Divestiture") of the subsidiaries conducting the Company's institutional pharmacies business (the "Institutional Pharmacies Business") to Pharmacy Corporation of America ("PCA"), an indirect, wholly owned subsidiary of Beverly Enterprises, Inc. ("Beverly"), for approximately $107,300,000.

     In the Purchase and Sale Agreement, the Company agreed, until May 24, 1999, to be bound by the restrictions contained in the Consulting Agreement described below under "--Consulting Agreement," provided that such restrictions shall be of no further force and effect in the event of the death of Mr. Wygod, or if Mr. Wygod ceases to be a director of the Company or any subsidiary of the Company, ceases to have any ownership interest in the Company (provided that if the Company is a public company he may have up to a 1% equity interest in the Company), and is not a principal, agent or employee of or consultant to the Company or any subsidiary of the Company, or is not otherwise rendering any services to the Company or any subsidiary of the Company.

    Pursuant to the terms of the Purchase and Sale Agreement, options to purchase common stock of Merck and its subsidiaries (other than the Company and its subsidiaries) previously granted to certain employees and consultants were modified so that employment by or consulting services to the Company or its subsidiaries (in the case of employees and consultants continuing with the Company after the closing of the Purchase) or Beverly or its subsidiaries (in the case of employees and consultants continuing with the Institutional Pharmacies Business after the closing of the Divestiture) will be considered employment by or consulting services to Merck and its subsidiaries for purposes of vesting and continued exercisability of such options; provided that no further vesting of such options shall occur after June 1, 1996.

    INVESTMENT AGREEMENT. In the Investment Agreement, the Company assigned the rights and obligations to purchase the Wygod Shares to Mr. Wygod. The Investment Agreement governs the terms and conditions under which the Wygod Shares will be held by Mr. Wygod and his permitted assignees and transferees. Mr. Wygod, as permitted under the Investment Agreement, assigned such rights and obligations to SN Investors. Pursuant to the Investment Agreement, SN Investors was (1) required to be a limited partnership in which Mr. Wygod or an entity controlled by Mr. Wygod is the general partner and one or more of his family trusts and/or partnerships (collectively, the "Wygod Entities") and/or independent third parties are limited partners and (2) required to agree to be bound by all of the restrictions and obligations applicable to Mr. Wygod under the Investment Agreement. The Investment Agreement required the initial investment of the Wygod Entities in SN Investors to be at least $20,000,000 (on a cost basis) (the "Wygod Investment"). The Investment Agreement provides that, until the earliest to occur of (a) December 14, 1998, (b) the death or adjudication of incompetency of Mr. Wygod or (c) a Change of Control (as defined in the Investment Agreement) (the "Restriction Period"), in respect of the Wygod Investment, except to the extent of proceeds from sales of the Wygod Shares pursuant to a tender or exchange offer for shares of Common Stock that is not opposed by the Board of Directors of the Company, the Wygod Entities will at all times maintain (directly and/or through SN Investors) at least $20,000,000 (on a cost basis) in the Wygod Investment and will not cause or allow the amount of the Wygod Investment (on a cost basis) to be less than $20,000,000 (net of any disposition, transfer, pledge, distribution by SN Investors or any other arrangement involving the transfer of ownership or interests in Wygod Shares (or proceeds therefrom), but not taking into account any reduction in the Wygod Investment by virtue of a decline in the value of Wygod Shares).

    A "Change of Control" under the Investment Agreement means: (a) the acquisition by any person, entity or group of at least 50% of the voting power of the voting securities of the Company other than the Wygod Shares; (b) individuals who, as of the date of the Investment Agreement, constitute the Board of Directors of the Company (the "Incumbent Board") ceasing for any reason to constitute at least a majority of the Board of Directors (provided that directors whose nomination or election was approved by the Incumbent Board are also generally deemed to be part of the Incumbent Board); (c) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company's voting securities immediately prior to such Business Combination beneficially own more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination, in substantially the same proportions as their ownership immediately prior to such Business Combination of the Company's voting securities, and (ii) at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; (d) a complete liquidation or dissolution of the Company; or (e) the issuance by the Company following the closing of the Purchase of shares of Common Stock constituting in the aggregate more than 50% of the shares of Common Stock outstanding as of immediately following the closing of the Purchase. As of October 1, 1996, the Company had issued 4,318,524 shares of Common Stock since the closing of the Purchase. Accordingly, the issuance of an aggregate of 1,937,226 additional shares of Common Stock would be a "Change of Control" as defined in clause (e) above.

    Pursuant to the Investment Agreement, during the Restriction Period: (a) Mr. Wygod and SN Investors are required to vote (or cause to be voted) the Wygod Shares (i) with respect to election of directors, for the nominees who would have been elected based on the vote of all shares of Common Stock, other than the Wygod Shares, in proportion to the votes that such nominees received, and
(ii) on all other matters to come before the stockholders of the Company, in the same manner as a majority of the outstanding shares of Common Stock (other than the Wygod Shares) are voted; and (b) except for sales pursuant to a tender or exchange offer for the shares of Common Stock that is not opposed by the Board of Directors of the Company, neither Mr. Wygod nor SN Investors may transfer interests in the Wygod Shares (except that Mr. Wygod may transfer interests in SN Investors to the extent otherwise permitted by the Investment Agreement).

    Under the Investment Agreement, following the earlier to occur of (a) December 14, 1998 or (b) the death or adjudication of incompetency of Mr. Wygod:
(i) to the extent the Wygod Entities and/or SN Investors retain the power to vote Wygod Shares that have, in the aggregate, in excess of 20% of the voting power of the Company's voting securities outstanding at the time of any vote by stockholders of the Company, Mr. Wygod and SN Investors will vote (or cause to be voted) the portion of such Wygod Shares representing the excess above 20% of such voting power, (A) with respect to the election of directors, for the nominees who would have been elected based on the vote of all shares of Common Stock, other than the Wygod Shares, in proportion to the votes that such nominees received, and (B) on all other matters to come before the stockholders of the Company, in the same manner as a majority of the outstanding shares of Common Stock, other than the Wygod Shares, are voted; and (ii) to the extent that Wygod Entities and/or SN Investors retain beneficial ownership of Wygod Shares that have, in the aggregate, in excess of 20% of the voting power of the outstanding voting securities of the Company, the portion of such Wygod Shares representing the excess above 20% of such voting power at the time of any proposed sale or transfer thereof shall not be sold or transferred except (A) to transferees reasonably acceptable to the Company (provided that, without the Company's consent, no such transfer or series of transfers to a single person, entity or group will involve the transfer of more than 9.9% of the voting power of the Company's outstanding voting securities and no such transfer or series of transfers will be made to a single person, entity or group that will own, following such transfers, more than 50% of the voting power of the Company's outstanding voting securities), (B) to the partners of SN Investors in proportion to their respective interests in SN Investors (provided that, without the Company's consent, no such transfer or series of transfers to a single person, entity or group (other than Mr. Wygod or the Wygod Entities) will involve the transfer of more than 9.9% of the voting power of the Company's outstanding voting securities), (C) in ordinary open market transactions, or (D) pursuant to an underwritten public offering.

    The Investment Agreement provides that the restrictions described in the foregoing paragraph will not apply (a) in the event there has been, or from and after the occurrence of, a Change of Control (as defined in the Investment Agreement) of the Company, (b) at any time after December 14, 2004 or (c) to any person or entity, other than Mr. Wygod, the Wygod Entities or SN Investors, to whom Wygod Shares are transferred (including by means of distributions from SN Investors) in accordance with the provisions of the foregoing paragraph.

    The Investment Agreement also provides certain demand registration rights to Mr. Wygod at Mr. Wygod's expense which are assignable to any permitted transferee of the Wygod Shares; provided that, in no event is the Company required to file in the aggregate more than two registration statements in connection therewith. Mr. Wygod has not assigned such registration rights to SN Investors. While Mr. Wygod currently intends to assign such registration rights to SN Investors in the event the General Partner determines to sell or otherwise transfer the Wygod Shares under circumstances in which registration would be required, Mr. Wygod is under no obligation to do so.

     Certain provisions of the Investment Agreement may have the effect of deterring a change of control of the Company that is not supported by the Board of Directors of the Company or Mr. Wygod. During the Restriction Period, Mr. Wygod and SN Investors are prohibited from transferring the Wygod Shares, except pursuant to a tender or exchange offer that is not opposed by the Board of Directors of the Company or to specified permitted transferees. In addition, under the Investment Agreement, in the event that a Change of Control (as defined in the Investment Agreement) were to occur during the Restriction Period, Mr. Wygod and SN Investors would no longer be obligated under the Investment Agreement to vote the Wygod Shares with respect to nominees for election as directors based on the vote of shares other than the Wygod Shares and with respect to other matters in the same manner as the majority of the other outstanding shares of Common Stock (other than the Wygod Shares) are voted, with the result that Mr. Wygod and SN Investors would have unrestricted voting power with respect to the Wygod Shares. The effect of these provisions of the Investment Agreement may be to discourage the commencement of a tender or exchange offer opposed by the Board of Directors of the Company during the Restriction Period and to discourage a proxy solicitation to change a majority of the Board of Directors of the Company absent the support of Mr. Wygod.

    CONSULTING AGREEMENT. In the Consulting Agreement, dated as of May 24, 1994 (the "Consulting Agreement"), by and among Mr. Wygod, Merck and Medco, Mr. Wygod has agreed that, until May 24, 1999, absent Merck's prior written approval, he will not (as principal, agent, employee, consultant or otherwise) directly or indirectly engage in activities with, nor render services to, any business engaged or about to become engaged in a Competitive Business (as defined in the Consulting Agreement). A "Competitive Business" is defined in the Consulting Agreement as: (a) the pharmaceutical business of Merck and its affiliates (unless such business is subsequently disposed of and Mr. Wygod did not have material involvement in such business during the two-year period preceding May 24, 1994), (b) the business, as of either November 18, 1993 or May 24, 1994, of Medco and its subsidiaries (unless such business is subsequently disposed of and Mr. Wygod did not have material involvement in such business during the two-year period preceding May 24, 1994), other than the business of Porex and the other plastic businesses of the Company as conducted as of May 24, 1994, or (c) any other then-current business of Merck and its affiliates as to which Mr. Wygod became materially involved following November 18, 1993; provided, however, that the Consulting Agreement permits Mr. Wygod to have a 1% or less equity interest in a Competitive Business that is a public corporation. In addition, the Consulting Agreement provides that, until May 24, 1999, Mr. Wygod will not, directly or indirectly: (i) solicit or contact any customer or prospective customer of Medco and/or any of its affiliates as to matters that relate to a Competitive Business in which Medco or its affiliates is then engaged or which is in any way inconsistent or interferes therewith;
(ii) induce, or attempt to induce, any employees or agents or consultants of Medco and/or its affiliates to do anything from which Mr. Wygod is restricted by reason of the Consulting Agreement; or (iii) offer or aid others to offer employment to any employees of Medco or its affiliates.

     OTHER. During the fiscal year ended June 30, 1996, the Company was reimbursed approximately $49,500 by a corporation controlled by Mr. Wygod for the partial use of two of the Company's office facilities and for services rendered by certain of the Company's personnel.

                                 PROPOSAL TWO:
                           AMENDMENT TO CLASS A PLAN

    The Board of Directors of the Company has unanimously adopted resolutions amending the Class A Plan, which are proposed for consideration by the stockholders at the Meeting. Under the Board's resolutions, the Class A Plan would be amended to increase the maximum number of shares of Common Stock subject to options from 1,000,000 to 1,200,000. As of October 1, 1996, options to purchase 900,000 shares of Common Stock were granted under the Class A Plan. If the amendment to the Class A Plan is approved, there would be 971,000 shares of Common Stock reserved for issuance under the Class A Plan. Since adoption of the amendment may benefit the directors and executive officers of the Company, they may be deemed to have an interest in its approval.

    As of October 10, 1996, the market value of the Common Stock (based upon the last sale price as reported on the NASDAQ National Market System) was $35.75 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE AMENDMENT TO THE CLASS A PLAN

 The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote is required for approval of the amendment to the Class A Plan. The Board of Directors of the Company recommends that the stockholders vote FOR the adoption of the proposed amendment to increase the number of shares authorized to be issued under the Class A Plan so that they continue to be used as a motivating force for attracting and retaining valued employees or directors in the future.

DESCRIPTION OF THE CLASS A PLAN

    The Class A Plan is administered by the Board of Directors or a stock option committee of the Board appointed from its members, which has the authority, within limitations as set forth in the Class A Plan, to determine the persons to whom options may be granted, the number of shares of Common Stock to be covered by each option, the time or times at which the options may be granted or exercised and the terms and provisions of the options to be granted. The Class A Plan is currently administered by the Stock Option Committee, all of the members of which are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Recent amendments to Rule 16b-3 under the Exchange Act changed the requirement from a "disinterested person" to a "non-employee director" standard. The Company believes that the present members of the Stock Option Committee are "non-employee directors" within the meaning of Rule 16b-3, as so amended.

    Directors, other than Thomas R. Ferguson, Herman Sarkowsky and Albert A. Weis, the present members of the Stock Option Committee, are eligible to receive options under the Class A Plan (8 persons). Although eligible, the Stock Option Committee has no present intention to grant options under the Class A Plan to directors who are not also employees of the Company. See "Proposal Four:
Amendment to Director Plan". Only non-qualified stock options may be granted under the Class A Plan.

     Except as set forth below, no option under the Class A Plan may be exercised during the first year after the date of grant and options granted under the Class A Plan become exercisable at an incremental rate of no more than 20% in each successive year after the date of grant. No options may be granted under the Class A Plan after May 16, 1999, and all options expire within ten years from the date of grant. Options granted under the Class A Plan are not assignable.

    Non-qualified stock options granted under the Class A Plan must have an exercise price of at least 85% of the fair market value of the Common Stock on the date of grant (as determined by the Board of Directors or the Stock Option Committee). An optionee can pay the exercise price in cash, by certified check or bank draft or in shares of Common Stock which the optionee has owned for at least six months, or, if the Stock Option Committee so determines, by the Company withholding shares of Common Stock subject to the option which have a fair market value equal to the exercise price.

    The Class A Plan has standard anti-dilution provisions.

    Under the Class A Plan, an option becomes exercisable in full, whether or not it is then exercisable, upon a Change in Control (as defined in the Class A
Plan). In addition, the Stock Option Committee may determine that an option shall become exercisable in full or in part upon the occurrence of such circumstances or events as the Stock Option Committee determines merit special consideration.

    Under the Class A Plan, if the Company is merged or consolidated with another corporation or in the event of a reorganization, separation or liquidation of the Company, the options will be replaced by options to purchase stock in the successor corporation.

    If an optionee terminates his service as a member of the Board or as a consultant (if retained as a consultant), he shall have 30 days following his termination (or, if earlier, until expiration of the option period) to exercise his option to the extent it was exercisable as of his termination; provided, however, that if the optionee retires with the consent of the Company (defined in the Class A Plan as the optionee's termination after age 65) or he dies, the optionee (or the heirs of a deceased optionee) shall have 90 days in the case of the optionee's retirement, or one year in the case of his death, to exercise the option, to the extent it was exercisable as of the date of the optionee's retirement or death. If an optionee is terminated because of a violation of his duties, as determined by the Board of Directors or the Stock Option Committee, his option shall terminate immediately.

    The Class A Plan may be terminated and may be modified or amended by the Board at any time; provided, however, that (i) no modification or amendment either increasing the aggregate number of shares which may be issued under options, increasing materially the benefits accruing to participants under the Class A Plan, or materially modifying the requirements as to eligibility to receive options shall be effective without stockholder approval within one year of the adoption of such amendment and (ii) no such termination, modification or amendment of the Class A Plan shall alter or effect the terms of any then outstanding options previously granted, without the consent of the holder thereof.

    Awards under the Class A Plan are determined by the Stock Option Committee in its discretion. For this reason, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. During the period from July 1, 1995 to June 30, 1996, no options were granted under the Class A Plan.

CERTAIN TAX MATTERS

    Options granted under the Class A Plan are non-qualified options. An optionee will not recognize taxable income, and the Company will not be entitled to a deduction, upon the grant of a non-qualified stock option. Upon exercise, an optionee will recognize ordinary income in an amount equal to the amount by which the fair market value of each share on the date of exercise exceeds the option price, and may be required to make a withholding tax payment to the Company at the time of exercise in an amount equal to the minimum income tax on such income. Any delay by the optionee in making such tax payment may result in the imputation of additional taxable income to the optionee. The amount so recognized as income will be deductible by the Company, subject to the rules for reasonableness of compensation.

    Upon any subsequent sale of shares by an optionee, the optionee's basis in the shares purchased for determining gain or loss will be their fair market value on the date of exercise, if such shares were acquired for cash. If the exercise of the non-qualified stock option is made by delivery of shares of Common Stock in payment of the option price, the shares delivered are deemed to be exchanged in a tax-free transaction for the equivalent number of new shares of Common Stock. Such equivalent number of new shares has the same basis and holding period as the shares exchanged. The number of shares received in excess of the number of shares delivered is included in the optionee's income at the fair market value thereof at the time of exercise. If the shares are capital assets in the hands of an optionee, any gain or loss recognized upon the sale or other disposition of these shares will be capital gain or loss, either long-term or short-term depending upon the holding period of the shares (which begins on the date the optionee recognizes income with respect to such shares, except for the shares deemed to be received in a tax-free transaction as described above).

    The foregoing is not to be considered as tax advice to any person who may be an optionee, and any such persons are advised to consult their own tax counsel.


                                PROPOSAL THREE:
                           AMENDMENT TO CLASS B PLAN

    The Board of Directors of the Company has unanimously adopted resolutions amending the Class B Plan, which are proposed for consideration by the stockholders at the Meeting. Under the Board's resolutions, the Class B Plan would be amended to increase the maximum number of shares of Common Stock subject to options from 1,400,000 to 1,600,000. As of October 1, 1996, options to purchase 1,181,000 shares of Common Stock were granted under the Class B Plan (such number excludes options which have been forfeited by the holder thereof). If the amendment to the Class B Plan is approved, there would be 1,214,900 shares of Common Stock reserved for issuance under the Class B Plan. Since adoption of the amendment may benefit the directors and executive officers of the Company, they may be deemed to have an interest in its approval.

    As of October 10, 1996, the market value of the Common Stock (based upon the last sale price as reported on the NASDAQ National Market System) was $35.75 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE AMENDMENT TO THE CLASS B PLAN

    The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote is required for approval of the amendment to the Class B Plan. The Board of Directors of the Company recommends that the stockholders vote FOR the adoption of the proposed amendment to increase the number of shares authorized to be issued under the Class B Plan so that they continue to be used as a motivating force for attracting and retaining valued employees or directors in the future.

DESCRIPTION OF THE CLASS B PLAN

    The Class B Plan is administered by the Board of Directors or the Stock Option Committee, which has the authority, within limitations as set forth in the Class B Plan, to determine the persons to whom options may be granted, the number of shares of Common Stock to be covered by each option, the time or times at which the options may be granted or exercised and the terms and provisions of the options to be granted. The Class B Plan is currently administered by the Stock Option Committee, all of the members of which are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. Recent amendments to Rule 16b-3 under the Exchange Act changed the requirement from a "disinterested person" to a "non-employee director" standard. The Company believes that the present members of the Stock Option Committee are "non-employee directors" within the meaning of Rule 16b-3, as so amended.

     Eligibility for the grant of options under the Class B Plan is limited to employees, officers and directors (who are also employees) of the Company and its subsidiaries and certain consultants, agents and key contractors of the Company and its subsidiaries (approximately 75 persons). However, Thomas R. Ferguson, Herman Sarkowsky and Albert M. Weis, the present members of the Stock Option Committee, are not eligible to receive options under the Class B Plan. Options granted under the Class B Plan may be either incentive stock options within the meaning of Section 422 of the Code, or non-qualified stock options, as determined by the Stock Option Committee.

    Except as set forth below, no option under the Class B Plan may be exercised during the first year after the date of grant and options granted under the Class B Plan become exercisable at an incremental rate of no more than 20% in each successive year after the date of grant. No options may be granted under the Class B Plan after May 16, 1999, and all options expire within ten years from the date of grant (except that incentive stock options granted to an optionee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company or a subsidiary expire within five years from the date of grant). Options granted under the Class B Plan are not assignable.

    Under the Class B Plan, the exercise price for an incentive stock option may not be less than 100% (or 110% if the optionee owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary) of the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors or the Stock Option Committee and non-qualified stock options must have an exercise price of at least 85% of the fair market value of the Common Stock on the date of grant (as determined by the Board of Directors or the Stock Option Committee). An optionee can pay the exercise price in cash, by certified check or bank draft or in shares of Common Stock which the optionee has owned for at least six months, or, if the Stock Option Committee so determines, by the Company withholding shares of Common Stock subject to the option which have a fair market value equal to the exercise price.

    The Class B Plan has standard anti-dilution provisions.

    Under the Class B Plan, if there is a Change in Control, the Board of Directors or the Stock Option Committee may provide that options granted under the Class B Plan shall become exercisable in full or in part, whether or not the options are otherwise exercisable. In addition, the Stock Option Committee may determine that an option shall become exercisable in full or in part upon the occurrence of such circumstances or events as the Stock Option Committee determines merit special consideration.

    Under the Class B Plan, if the Company is merged or consolidated with another corporation or in the event of a reorganization, separation or liquidation of the Company, either (i) the options will be replaced by options to purchase stock in the successor corporation or (ii) the optionee will be given 60 days to exercise his option before it will terminate

    If an optionee terminates his services with the Company and its subsidiaries, he shall have 30 days following his termination (or, if earlier, until expiration of the option period) to exercise his option to the extent it was exercisable as of his termination; provided, however, that if the optionee retires with the consent of the Company or he dies, the optionee (or the heirs of a deceased optionee) shall have 90 days in the case of the optionee's retirement, or one year in the case of his death, to exercise the option, to the extent it was exercisable as of the date of the optionee's retirement or death. If an optionee is terminated for cause because of a violation of a duty to the Company or its subsidiaries, as determined by the Board of Directors or the Stock Option Committee, his option shall terminate immediately.

    The Class B Plan may be terminated and may be modified or amended by the Stock Option Committee or the Board at any time; provided, however, that (i) no modification or amendment either increasing the aggregate number of shares which may be issued under options, increasing materially the benefits accruing to participants under the Class B Plan, or materially modifying the requirements as to eligibility to receive options shall be effective without stockholder approval within one year of the adoption of such amendment and (ii) no such termination, modification or amendment of the Class B Plan shall alter or effect the terms of any then outstanding options previously granted, without the consent of the holder thereof.

    Awards under the Class B Plan are determined by the Stock Option Committee in its discretion. For this reason, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. During the period from July 1, 1995 to June 30, 1996, no options were granted under the Class B Plan other than a grant of options to purchase 160,000 shares of Common Stock to one member of the non-executive officer employee group of the Company.

CERTAIN TAX MATTERS

    Non-Qualified Stock Options. Non-qualified options granted under the Class B Plan have the identical tax consequences to those described under "Proposal Two:
Amendment to Class A Plan -- Certain Tax Matters."

     Incentive Stock Options. Options granted under the Class B Plan and designated by the Stock Option Committee as incentive stock options are intended to meet the requirements of the Code. In such event, an optionee will not recognize taxable income, and the Company will not be entitled to a deduction, upon the grant or exercise of an incentive stock option. The excess of the fair market value of each share over the option price at the date of exercise is an item of tax preference and may be subject to the alternative minimum tax. The alternative minimum tax paid with respect to the exercise of an incentive stock option in one year will be a credit against regular tax in subsequent years; and if, in the year the optionee sells the stock acquired under an incentive stock option, the optionee is subject to the alternative minimum tax, his basis in the stock is increased by the amount treated as an item of a tax preference in the year the option was exercised. If the holding period requirements of Section 422 are met by the optionee (i.e., no disposition of the shares is made by the optionee within two years of the grant of the option and within one year after the transfer of the shares to the optionee), then any gain or loss recognized by the optionee upon disposition of the shares will be treated as long-term capital gain or loss (assuming the shares are capital assets in the hands of the optionee).

    If the shares acquired on exercise of an incentive stock option are disposed of prior to the expiration of either of the required holding periods, the optionee will recognize ordinary income in the disposition year. The amount of ordinary income will be the lesser of (a) the excess of the fair market value of the shares on the date of exercise of the option over the option price, or (b) the amount realized on the disposition of the shares over the amount paid for such shares, so long as the disposition is by sale or exchange with respect to which a loss, if sustained, would be recognized. The Company will receive a deduction at the time of the disqualifying disposition in the amount equal to the ordinary income recognized by the optionee, subject to general rules pertaining to the reasonableness of compensation. In addition, long-term or short-term capital gain may be recognized by the optionee in an amount equal to the excess of the amount realized on the disqualifying disposition over the sum of the option price and the ordinary income recognized by the optionee.

    If the exercise of an incentive stock option is made by delivery of shares of Common Stock in payment of the option price, and such delivered shares were not acquired upon the exercise of an incentive stock option or if so acquired are so delivered after expiration of the holding period requirements, the shares delivered are deemed to be exchanged in a tax-free transaction for the equivalent number of new shares of Common Stock. Such equivalent number of new shares has the same basis and holding period as the shares exchanged. The number of shares received in excess of the number of shares delivered has a zero basis. If shares so acquired are sold more than two years after the incentive stock option was granted and more than one year after the transfer of the shares to the optionee, the gain or loss arising from the sale based upon the amount realized upon such sale will constitute long-term capital gain or loss (assuming the share are capital assets in the hands of the optionee). Proposed Treasury regulations provide that, if an incentive stock option is exercised with previously acquired shares, and any of the shares received on exercise are disposed of before the holding period requirements are satisfied, such disposition shall be deemed to be a disposition of the shares with the lowest basis acquired upon exercise of the incentive stock option. The exercise of an incentive stock option by delivery of shares acquired upon the exercise of an incentive stock option prior to the expiration of the holding period requirements will be deemed to be a taxable exchange and a disqualifying disposition of the incentive stock option so delivered; but the shares so purchased should still be entitled to incentive stock option treatment as described above if the applicable holding period requirements are met.

    If an option is exercised by the estate of an optionee, the above-described holding period requirements do not apply, and, when the estate disposes of the stock acquired by exercise of the option, it will not recognize any ordinary income. The estate, however, may recognize long-term or short-term capital gain and any long-term capital gain may be subject to the alternative minimum tax. The Company will receive no deduction.

    The foregoing is not to be considered as tax advice to any person who may be an optionee, and any such persons are advised to consult their own tax counsel.


                                 PROPOSAL FOUR:
                           AMENDMENT TO DIRECTOR PLAN

    The Board of Directors of the Company has unanimously adopted resolutions amending the Director Plan, which are proposed for consideration by the stockholders at the Meeting. Under the Board's resolutions, the Director Plan would be amended to increase the maximum number of shares of Common Stock subject to options from 500,000 to 750,000. As of October 1, 1996, options to purchase 440,000 shares of Common Stock were granted under the Director Plan. Since adoption of the amendment may benefit the directors of the Company, they may be deemed to have an interest in its approval.

    As of October 10, 1996, the market value of the Common Stock (based upon the last sale price as reported on the NASDAQ National Market System) was $35.75 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE AMENDMENT TO THE DIRECTOR PLAN

    The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote is required for approval of the amendment to the Director Plan. The Board of Directors of the Company recommends that the stockholders vote FOR the adoption of the proposed amendment to increase the number of shares authorized to be issued under the Director Plan so that they continue to be used as a motivating force for attracting and retaining valued directors in the future.

DESCRIPTION OF THE DIRECTOR PLAN

    All non-employee directors of the Company are eligible to receive options under the Director Plan. The Company currently has up to eight (8) non-employee directors eligible to participate in the Director Plan, four (4) of which are standing for re-election to the Board of Directors. See "Proposal One: Election of Directors".

    On the first business day of each fiscal year of the Company during the term of the Director Plan, each non-employee director then in office will be automatically granted an option to purchase 10,000 shares of Common Stock. In addition, each non-employee director whose initial term commences after the effective date of the Director Plan shall receive an option to purchase 10,000 shares of Common Stock at the time such director is first elected to the Board. Options shall be evidenced by a stock option agreement in such form as the Board of Directors or any executive officer designated by the Board of Directors shall from time to time determine consistent with the Director Plan.

    Options granted to non-employee directors become exercisable at a rate of 20% each successive year from the date of grant. The purchase price of the Common Stock under each option will be the fair market value of the Common Stock on the date of grant. For purposes of the Director Plan, fair market value shall mean: (i) the last sales price of a share of Common Stock traded on the over-the-counter market, as reported on the NASDAQ National Market System, but if no shares of Common Stock were traded on such date, then on the last previous date on which a share of Common Stock was so traded, (ii) the closing price for a share of Common Stock on the stock exchange, if any, on which the shares of Common Stock are primarily traded, but if no shares of Common Stock were so traded or (iii) if none of the above is applicable, the value of a share of Common Stock for such date as established by a nationally recognized appraisal firm or investment bank, using any reasonable method of valuation.

    All options expire on the earlier of the fifteenth anniversary of the date of grant or the date of termination of the optionee's status as a director of the Company. Subject to such fifteen year maximum duration, if any optionee ceases to be a director of the Company due to retirement upon or after attaining age 65 (or such earlier date as such optionee shall be permitted to retire under the Company's retirement policy then in effect) or disability, he or she shall have 30 days following his or her termination to exercise his or her options to the extent exercisable as of such termination, and if an optionee dies while a director of the Company or within 30 days following the date of termination of such optionee's status as a director, such optionee's personal representatives or heirs shall have one year following such optionee's death to exercise his or her options, to the extent such options were exercisable as of the date of the optionee's death.

    Under the Director Plan, an option becomes exercisable in full, whether or not it is then exercisable, upon a Change in Control (as defined in the Director
Plan). If the Company is merged or consolidate with another corporation or in the event of a reorganization, separation or liquidation or consolidate with another corporation or in the event of a reorganization, separation or liquidation of the Company, the options will be replaced by options to purchase stock in the successor corporation.

    The Director Plan has standard anti-dilution provisions.

    For the fiscal year ending June 30, 1997, options to purchase 80,000 shares of Common Stock will be granted to the non-employee directors of the Company under the Director Plan.

CERTAIN TAX MATTERS

    The tax consequences of the non-qualified stock options granted under the Director Plan are identical to those described under the Class A Plan. See "Proposal Two: Amendment to Class A Plan -- Certain Tax Matters."


                                 PROPOSAL FIVE:
                     RATIFICATION OF INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as its independent auditors for the fiscal year ending June 30, 1997. A resolution will be submitted to stockholders at the Meeting to ratify their appointment. The affirmative vote of the holders of a majority of the votes cast at the Meeting with respect to Proposal Five will be required to approve this resolution. The Board of Directors recommends a vote FOR this resolution. Although stockholder approval of the Board of Directors' appointment of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

    A representative of Arthur Andersen LLP is expected to be present at the Meeting. The representative will be afforded an opportunity to make a statement and will be available to respond to questions by stockholders. If the resolution ratifying the appointment of Arthur Andersen & Co. as independent auditors is approved by the stockholders, the Board of Directors nevertheless retains the discretion to select different auditors in the future, should the Board then deem such selection to be in the Company's best interest. Any such selection need not be submitted to a vote of stockholders.


                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Commission. Should a stockholder intend to present a proposal at the Company's 1997 Annual Meeting, it must be received by the Secretary of the Company, 669 River Drive, Elmwood Park, New Jersey 07407-1361, not later than June 20, 1997, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.


                                 MISCELLANEOUS

    A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1996 accompanies this Proxy Statement. The Annual Report to Stockholders is not part of the proxy solicitation materials.

    Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the Commission.

                                      By Order of the Board of Directors


                                      Charles A. Mele
                                      Secretary

                                REVOCABLE PROXY
                                 SYNETIC, INC.


[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

    ANNUAL MEETING OF STOCKHOLDERS
           November 20, 1996


        The undersigned hereby appoints James V. Manning, Charles A. Mele and Albert M. Weis, and each of them, as the true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled in any capacity to vote at the Annual Meeting of Stockholders of SYNETIC, INC. (the "Company") to be held at the St. Regis Hotel, Two East 55th Street, New York, New York 10022 at 9:30 A.M., local time, on November 20, 1996 and at any and all adjournments and postponements thereof, on the matters set forth below, and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of each of the nominees for director listed hereon (allocating votes evenly among the four nominees), FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5.





        Please be sure to sign and date          Date
          this Proxy in the box below.



        Stockholder sign above                  Co-holder (if any) sign above


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1.  The election as directors of all nominees listed (except as marked to the contrary below):

    Thomas R. Ferguson, Mervyn L. Goldstein, Paul C. Suthern and Martin J. Wygod

                        With-           For All
        For             hold            Except
        [ ]              [ ]              [ ]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below. To allocate votes among nominees under the provisions for cumulative voting described in the accompanying Proxy Statement, specify voting instructions in the space provided below.


---------------------------------------------

2. The approval and adoption of an amendment to the Company's 1989 Class A Stock Option Plan to increase the number of shares of the Company's Common Stock authorized to be issued thereunder.

        For            Against          Abstain
        [ ]              [ ]              [ ]

3. The approval and adoption of an amendment to the Company's 1989 Class B Stock Option Plan to increase the number of shares of the Company's Common Stock authorized to be issued thereunder.

        [ ]              [ ]              [ ]

4. The approval and adoption of an amendment to the Company's 1991 Director Stock Option Plan to increase the number of shares of the Company's Common Stock authorized to be issued thereunder.

        [ ]              [ ]              [ ]

5. Ratification of the appointment of Arthur Andersen LLP as the independent public auditors of the Company for the fiscal year ending June 30, 1997.

        [ ]              [ ]              [ ]

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UP ARROW              DETACH ABOVE CARD, SIGN, DATE AND          UP ARROW
                    MAIL IN POSTAGE PAID ENVELOPE PROVIDED.


                                 SYNETIC, INC.

        Receipt of Notice of said meeting and of the Proxy Statement and Annual Report of SYNETIC, INC. is hereby acknowledged.

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The Directors recommend a vote FOR election of all nominees, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5.

        Please sign this proxy exactly as your name appears hereon. Joint owners should each sign. Trustee, executors, administrators and others signing in a representative capacity should indicate this capacity. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his capacity.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY